Exhibit 99.1

Badger Meter Reports Record Third Quarter 2023 Financial Results

MILWAUKEE--(BUSINESS WIRE)--October 19, 2023--Badger Meter, Inc. (NYSE: BMI) today reported record results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

  Total sales of $186.2 million, 26% higher than the prior year’s $148.0 million.
  Operating profit increased 31% year-over-year, with operating profit margins expanding 80 basis points to 16.9% from 16.1%.
  Diluted earnings per share (EPS) increased 44% to $0.88, up from $0.61 in the comparable prior year quarter.
  Announced the 31st consecutive increase in the annual dividend rate of 20%.
  Strong cash flow with $31 million in net cash provided by operations, increasing 32% over the prior year.

“Our third quarter results once again demonstrated the value of our differentiated smart water solution offerings and strength of our execution, yielding 26% sales growth and record EPS in the quarter. We delivered 80 basis points of operating margin improvement as well as robust cash flow which continues to fuel our capital allocation priorities including the recent 20% annual dividend increase,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Our ongoing success is built on our culture of continuous improvement, enabling our world-class team to execute for customers and drive outperformance for Badger Meter.”

Third Quarter Operating Results

Utility water sales increased 31% year-over-year with strong growth across the broad suite of digital smart water solutions. This includes robust adoption of cellular AMI solutions, including higher ORION® Cellular endpoint and BEACON® Software as a Service (SaaS) revenues as well as increased meter volumes, notably E-Series® Ultrasonic meters. The continued normalization of supply chain conditions and the addition of Syrinix also contributed to the year-over-year sales increase.

Sales of flow instrumentation products increased 2% year-over-year, the result of steady order demand across the water-focused end markets including wastewater and HVAC, which more than offset anticipated modest sales declines in the de-emphasized general industrial markets.

Operating earnings increased 31% year-over-year, with operating profit margins expanding 80 basis points to 16.9% in the third quarter of 2023, up from the prior year’s 16.1%. Gross margin dollars increased $15.2 million year-over-year, and gross margin as a percent of sales was 39.1%, an increase of 20 basis points over the comparable prior year quarter. Gross margins continue to benefit from higher volumes and structural positive sales mix trends.

Selling, engineering and administrative (SEA) expenses in the third quarter of 2023 were $41.3 million, with SEA as a percent of sales improving 50 basis points to 22.2% versus 22.7% in the comparable prior year quarter. The $7.6 million year-over-year increase in SEA spend included higher personnel-related costs such as headcount, salaries, sales and management incentives and R&D expenses as well as the addition of Syrinix, including the associated intangible asset amortization.

The tax rate for the third quarter of 2023 was 20.3% inclusive of a discrete favorable income tax benefit related to equity compensation transactions, compared to 25.1% in the prior year quarter. As such, EPS was a record $0.88, up 44% compared to $0.61 in the comparable prior year period.

Outlook

Bockhorst continued, “With healthy market conditions and another quarter of business momentum, we continue to strengthen our foundation for sustainable, profitable, long-term growth. The resilient order pace and robust bid funnel are reflective of strong customer support for our differentiated portfolio of digital smart water solutions. These comprehensive yet flexible hardware-enabled software offerings deliver efficiency, resiliency, and sustainability for customers to address the variety of challenges facing the water industry.

As we prepare to close out the year, we remain focused on execution and capitalizing on the strength of our end markets with anticipated strong sales and operating performance, yet with sequentially fewer total operating days as a result of holidays in the fourth quarter.

Robust cash flow and ample cash and credit availability provide us with the financial flexibility to execute our capital allocation priorities and continued investments in growth.”

Bockhorst concluded, “We believe we are well positioned, given our order momentum, elevated backlog, leading technologies, execution track record, positive market dynamics and the strength of our people. I remain excited about the tremendous value creation opportunities ahead of us as we further our vision to preserve and protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s third quarter 2023 results today, Thursday October 19, 2023 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of the Company’s website. Individuals wishing to participate in the call should use this online registration link: https://www.netroadshow.com/events/login?show=6a889942&confId=56083

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$186,193	$148,009	$521,152	$418,244

Cost of sales	113,470	90,487	316,179	255,239

Gross margin	72,723	57,522	204,973	163,005

Selling, engineering and administration	41,301	33,651	119,003	98,184

Operating earnings	31,422	23,871	85,970	64,821

Interest income, net	(1,200)	(108)	(2,649)	(86)
Other pension and postretirement costs	32	32	97	97

Earnings before income taxes	32,590	23,947	88,522	64,810

Provision for income taxes	6,621	6,014	20,645	15,853

Net earnings	$25,969	$17,933	$67,877	$48,957

Earnings per share:

Basic	$0.89	$0.61	$2.32	$1.68

Diluted	$0.88	$0.61	$2.30	$1.67

Shares used in computation of earnings per share:

Basic	29,294,886	29,215,982	29,275,445	29,211,488

Diluted	29,473,374	29,372,464	29,448,475	29,363,097

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2023	2022
	(Unaudited)

Cash and cash equivalents	$162,910	$138,052
Receivables	89,063	76,651
Inventories	147,788	119,856
Other current assets	23,191	13,273
Total current assets	422,952	347,832

Net property, plant and equipment	74,439	73,542
Intangible assets, at cost less accumulated amortization	54,634	53,607
Other long-term assets	25,034	26,805
Goodwill	112,698	101,261
Total assets	$689,757	$603,047

Liabilities and Shareholders' Equity

Payables	$84,997	$71,440
Accrued compensation and employee benefits	25,502	20,513
Other current liabilities	18,283	18,359
Total current liabilities	128,782	110,312

Deferred income taxes	6,441	4,648
Long-term employee benefits and other	61,828	45,665
Shareholders' equity	492,706	442,422
Total liabilities and shareholders' equity	$689,757	$603,047

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$25,969	$17,933	$67,877	$48,957

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,662	2,791	8,100	8,413
Amortization	4,404	3,915	12,820	11,748
Deferred income taxes	(25)	8	(401)	24
Noncurrent employee benefits	(52)	(74)	(274)	(138)
Stock-based compensation expense	1,356	704	3,963	2,170
Changes in:
Receivables	(5,352)	(6,832)	(11,855)	(18,860)
Inventories	(3,875)	(3,184)	(27,628)	(16,207)
Payables	4,178	3,742	12,282	23,870
Prepaid expenses and other assets	(2,299)	(1,252)	(7,279)	(9,405)
Other liabilities	4,467	6,040	14,567	2,171
Total adjustments	5,464	5,858	4,295	3,786
Net cash provided by operations	31,433	23,791	72,172	52,743

Investing activities:
Property, plant and equipment expenditures	(3,014)	(1,918)	(9,949)	(4,690)
Acquisitions, net of cash acquired	-	-	(17,127)	-
Net cash used for investing activities	(3,014)	(1,918)	(27,076)	(4,690)

Financing activities:
Dividends paid	(7,917)	(6,580)	(21,134)	(18,292)
Proceeds from exercise of stock options	909	61	967	61
Repurchase of treasury stock	-	-	-	(427)
Net cash used for financing activities	(7,008)	(6,519)	(20,167)	(18,658)
Effect of foreign exchange rates on cash	(306)	(777)	(71)	(1,782)

Increase in cash and cash equivalents	21,105	14,577	24,858	27,613
Cash and cash equivalents - beginning of period	141,805	100,210	138,052	87,174

Cash and cash equivalents - end of period	$162,910	$114,787	$162,910	$114,787

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com